NEUROMETRIX, INC.

Amended and Restated Management Retention and Incentive Plan

1. Purpose of the Plan. The purpose of this Management Retention and Incentive Plan (the “Plan”) is to provide the executive officers and certain other key employees of NeuroMetrix, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (the “Participants,” and each, a “Participant”) with consideration in the event of a Change of Control Transaction (as defined below) involving the Company and another entity (the “Successor Company”) based on the allocations listed on Schedule A hereto (the “Percentage Interest”). These allocations relate to the Total Consideration (as defined below) to be received in the Change of Control Transaction by the Company and/or its stockholders. The Plan is designed to retain the Company’s executive officers and certain key employees while providing an incentive to build corporate value. This Plan, as amended, shall be effective as of January 20, 2020.

2. Definitions. For the purposes of this Plan, capitalized terms not defined in
Section 1 above shall have the following meanings:

(a) Additional Plan Consideration shall mean, for any Participant, the portions of the Contingent Consideration to be received by the Participant pursuant to the Plan as calculated pursuant to Section 6 of the Plan.

(b) Board shall mean the Board of Directors of the Company.

(c) Change of Control Transaction shall mean the first to occur of the following events:

(i) Ownership Change through Company Stock Sale or Third Party Tender Offer: any “person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors. This is not intended to include equity financing transactions involving passive, non-strategic investors; or

(ii) Merger Transaction: a merger or consolidation involving the Company or a wholly-owned subsidiary of the Company, other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such transaction continue to represent (either by remaining outstanding or by conversion into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or

(iii) Sale of Assets: the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval;

provided that a Change of Control Transaction shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

(d) Code shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

(e) Common Stock shall mean the common stock, $0.0001 par value per share, of the Company.

(f) Common Stock Equivalents shall mean rights, options, or other instruments to subscribe for, purchase or otherwise acquire Common Stock pursuant to any equity plan of the Company.

(g) Contingent Consideration shall mean the portion of the Total Consideration to be received after the date of the closing of the Change of Control Transaction, the receipt of which will be contingent upon the passage of time or the occurrence or non- occurrence of some event(s) or circumstance(s), including, without limitation, amounts of Total Consideration subject to an escrow, a purchase price adjustment, an earn-out, or indemnity claims.

(h) Initial Consideration shall mean the amount of the Total Consideration that is not Contingent Consideration.

(i) Initial Plan Consideration shall mean, for any Participant, the portion of the Initial Consideration to be received by the Participant pursuant to the Plan as calculated pursuant to Section 6 of the Plan.

(j) Plan Consideration shall mean, for any Participant, the portion of the Total Consideration to be received by the Participant pursuant to the Plan as calculated pursuant to Section 6 of the Plan which shall be comprised of the Initial Plan Consideration and any Additional Plan Consideration.

(k) Representative shall mean one or more members of the Board or persons designated by the Board prior to, or in connection with the Change of Control Transaction.

(l) Total Consideration shall mean the total amount of cash and the fair market value of all other consideration paid or payable including Contingent Consideration by the Successor Company or any other person to the Company or its securityholders in connection with the Change of Control Transaction, including amounts paid or payable in respect of convertible securities, warrants, stock appreciation rights, option or similar rights, whether or not vested and any additional amounts paid by the Successor Company in connection with this Plan, less (i) transaction fees incurred in the course of the Change of Control Transaction (such as fees related to legal services, accounting services, financial advisory services, investment banking services or other professional services), plus (ii) any debt or other liabilities of the Company that are paid off, satisfied or otherwise assumed by the Successor Company, specifically including, but not limited to, any bank debt or line of credit and accounts payable (excluding any liabilities under this Plan), and less (iii) any taxes payable by the Company (but not those payable by the stockholders) as a result of the Change of Control Transaction. The fair market value of any securities (whether debt or equity) or other property shall be determined as follows:

(i) the value of securities that are freely tradable in an established public market will be determined by the method or methods set forth in the applicable contract or contracts concerning the Change of Control Transaction; and

(ii) the value of securities that are not freely tradable or have no established public market, and the value of aggregate consideration that consists of other property, shall be the fair market value as determined in good faith by the
Board;

provided however, notwithstanding the foregoing, that in the event of a Change of Control Transaction that is effected in the form of a reverse merger, in which shares of Common Stock are issued to the securityholders of a third party, the Total Consideration shall mean the product of: (a) the number of shares of Common Stock outstanding immediately prior to the closing of the Change of Control Transaction; and (b) the closing price of the Common Stock, as reported on the principal stock exchange on which the Common Stock is then traded, on the closing date of the Change of Control Transaction; provided further, however, that the number of outstanding shares of Common Stock and the closing price shall be appropriately adjusted as necessary to reflect any stock split, reverse stock split or other structural reorganization. In such event, the Total Consideration shall be deemed to be Initial Plan Consideration for purposes of this Agreement.

3. Interpretation and Administration of the Plan. Prior to the Change of Control Transaction, the administrator of the Plan will be the Compensation Committee of the Board. After the Change of Control Transaction, the administrator of the Plan will be the Representative. The administrator will be responsible for interpreting and administering all provisions hereof. All actions taken by the administrator in interpreting the terms of the Plan and administration of the Plan will be final, binding and conclusive on all Participants. The administrator shall not be personally liable by reason of any contract or other instrument related to the Plan executed by an individual or on its or their behalf in its or their capacity as the administrator, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each individual to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

4. Eligibility to Earn Plan Consideration. Except as otherwise provided in Section 8 below, each Participant will have the right to receive Plan Consideration, subject to the Participant’s continued employment or service with the Company through the date of the closing of the Change of Control Transaction unless terminated by the Company other than for cause within 180 days prior to the announcement of the Change of Control Transaction. If a Participant’s service to the Company in all capacities (whether as an employee, consultant, advisor, director or any other service provider) terminates for any reason prior to the date of the closing of the Change of Control Transaction (other than by the Company not for cause within
180 days of the announcement of the Change of Control Transaction), whether initiated by the Company or the Participant, and with or without cause, then such Participant shall no longer be considered a “Participant” thereafter for purposes of the Plan, and such Participant will not be entitled to receive any Plan Consideration hereunder. The Company in its sole discretion will determine whether a Participant’s service relationship has terminated for this purpose.

5. Type of Plan Consideration. Pursuant to this Plan, the Participants who are employed by the Company on the date of the closing of a Change of Control Transaction, or whose employment is terminated by the Company not for cause within 180 days of a Change of Control Transaction, shall receive their Plan Consideration from the Successor Company in cash and at the times set forth in Section 7 of the Plan.

6. Calculation of Plan Consideration. Each Participant’s Plan Consideration shall be calculated as follows:

The Initial Plan Consideration shall be calculated on the date of the closing of the Change of Control Transaction by multiplying the Participant’s Percentage Interest by the Initial Consideration and the resulting product shall then be reduced by the value of any Common Stock Equivalents held by the Participant and assumed by the Successor Company in the Change of Control Transaction, which value shall be calculated by determining the deemed price per share of the Common Stock in the Change of Control Transaction as determined by the Board in its sole discretion based on the method or methods set forth in the applicable contract or contracts concerning the Change of Control Transaction and after subtracting any exercise price or purchase price paid or to be paid by the Participant in connection with such issuances and, in the case of Common Stock Equivalents, shall be valued using a Black Scholes calculation of such Common Stock Equivalents immediately prior to the closing of the Change of Control Transaction using the same deemed price per share of Common Stock in such calculation.

The Additional Plan Consideration shall be calculated by multiplying the Contingent Consideration to be received by a fraction the numerator of which is each Participant’s Initial Plan Consideration and the denominator of which is the Initial Consideration.

7. Payment of Plan Consideration. If the conditions for earning the Plan Consideration set forth herein are satisfied, each Participant will be entitled to earn and be paid his or her Plan Consideration as follows:

(a) Each Participant will be paid by the Successor Company from the Initial Consideration the Participant’s Initial Plan Consideration in a lump sum by no later than the thirtieth (30th) day following the date of the closing of the Change of Control Transaction.

(b) Each Participant will be paid by the Successor Company from the Contingent Consideration the Participant’s Additional Plan Consideration in lump sums, as, if and when the Contingent Consideration is paid or released to the Company or its stockholders.

However, if a condition (as described in Treasury Regulation Section 1.409A-1(d)), when applied to any Contingent Consideration, would not constitute a “substantial risk of forfeiture” (as defined in Treasury Regulation Section 1.409A-1(d)), and Section 1.409A-3(i) (5) (B) such that the Additional Plan Consideration related to such condition would not be reasonably likely to be payable in compliance with either Treasury Regulation Section 1-409A-1(b)(4) or Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), or the Board determines in its reasonable good faith that any Additional Plan Consideration is not otherwise payable under the regular payment schedule of this Plan in compliance with or under an exemption from Section 409A of the Code, then the Participant instead will be paid the fair market value (as of the date of the closing of the Change of Control Transaction), as determined by the Board in its reasonable good faith, of the Additional Plan Consideration related to such condition (that is, the present value of the Additional Plan Consideration that may be earned upon satisfaction of the condition), in a lump- sum on the thirtieth (30th) day following the date of the closing of the Change of Control Transaction.

(c) It is intended that each installment of the payments provided under the Plan is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that the Plan Consideration satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Plan Consideration comply, and the Plan be interpreted to the greatest extent possible as consistent, with Treasury Regulations Section 1.409A-
3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Accordingly, any Plan Consideration will only be paid pursuant to this transaction-based exemption from Section 409A in the case of a Change of Control Transaction that is also a “change in ownership of a corporation” or “change in ownership of a substantial portion of a corporation’s assets” defined in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii). Additionally, no Plan
Consideration that is being paid in reliance on the transaction-based exemption from Section
409A will be earned or paid after the fifth (5th) anniversary of the date of the closing of the Change of Control Transaction and the Participants will not be entitled to any payments under the Plan with respect to any Contingent Consideration after such date, subject, however, to Treasury Regulation Section 1.409A-3(g) (regarding timing of payments for certain disputed payments).

8. Release. As a further condition to earning any Plan Consideration, a Participant must execute and allow to become effective a general release of claims in substantially the form of Exhibit A1 hereto prior to the thirtieth (30th) day following the date of the closing of the Change of Control Transaction, and if the form of release is provided to the Participant sooner than the date of the closing of the Change of Control Transaction, within thirty (30) days of the date the Participant receives the form of release. If any Participant refuses to execute such release and allow it to become effective within such time period, then such Participant will not be eligible to earn Plan Consideration, and the Participant’s rights under this Plan to receive any consideration will be forfeited.

9. Withholding of Compensation. The Successor Company will withhold from any payments under the Plan any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal, state and local laws in respect of the Plan Consideration. Each Participant should contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.

10. Adjustments for Excess Parachute Payments. In the event that (A) any consideration to be received by the Participant in connection with a Change of Control Transaction (whether pursuant to the terms of the Plan or any other plan, arrangement, or agreement with the Company, any person whose actions result in a Change of Control Transaction, or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible by the Successor Company, an affiliate or other person making such payment or providing such benefit (in whole or part) as a result of Section 280G of the Code; and (B) it is determined in good faith by the administrator that the net after-tax amount of the Parachute Payments retained by the Participant after deduction for any excise tax imposed by Section 4999 of the Code and any federal, state, and local income and employment taxes would not exceed the net after-tax amount of the Parachute Payments retained by the Participant after limiting the Parachute Payments to an amount that is 2.99 times the Participant’s “base amount” (as such term is defined by Section 280G of the Code), then the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible.

For purposes of this provision,

(i) no portion of the Parachute Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account;

(ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Company’s or the Successor Company’s independent auditors or tax counsel serving as such immediately prior to the Change of Control Transaction (or other tax counsel selected by the administrator) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the
Code;

(iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section
280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and

(iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s or the Successor Company’s independent auditors or tax counsel based on
Sections 280G and 4999 of the Code and the regulations for applying those Code

Sections, or on substantial authority within the meaning of Section 6662 of the
Code.

11. Amendments. This Plan may be amended by the Compensation Committee or the Board, as applicable at any time to amend Schedule A of this Plan to add additional Participants. In addition, the Plan may also be amended at any time by the Compensation Committee or the Board, as applicable, provided that no amendment shall adversely affect the rights of a
Participant hereunder without the written consent of such Participant. Notwithstanding anything herein to the contrary, the Board reserves the right to equitably adjust the Percentage Interest of a Participant if, in the context of an actual Change of Control Transaction, the definitions or calculations herein do not fairly represent the parties’ understanding regarding the amount, allocation or payment of the sale proceeds to Participants.

12. Not a Condition of Employment; No Guarantee of Employment. The Plan is not a term or condition of any individual’s employment and no Participant shall have any legal right to payments hereunder except to the extent that all conditions required by a Participant have been satisfied in accordance with the terms set forth herein. The Plan is intended to provide a financial incentive to Participants and is not intended to confer upon Participants any rights to continued employment, consultancy or other service provider relationship other than those set out in any separate agreement between the Company and such individuals governing such relationship. Each such Participant’s service may be terminated by the Company, the Successor Company or the Participant at any time for any reason, subject to any agreements then in effect regarding such Participant’s service or the termination thereof.

13. No Equity Interest; Status as Creditor. Neither the Plan nor the Percentage Interest hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. A Participant’s sole right under the Plan will be as a general unsecured creditor of the Company and the Successor Company.

14. No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void.

15. Assumption by Successor Company. As a condition to the consummation of a
Change of Control Transaction, in addition to any obligations imposed by law upon the
Successor Company, the Company shall require the Successor Company to expressly assume the Plan and agree to perform obligations hereunder. All payments under this Plan shall be made by the Successor Company. Neither the Company nor any former or current director, officer, employee or consultant of the Company, nor any agent of any such person or of the Company, shall be personally liable in the event the Company is unable to make payments under this Plan.

16. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

17. Governing Law. This Plan and the rights and obligations of a Participant under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The parties hereby submit to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts for the resolution of any claims, disputes or other proceedings arising under this Plan.

18. Entire Agreement. The Plan sets forth all of the agreements and understandings between the Company and the Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and the Participants with respect to the subject matter hereof.

SCHEDULE A

NAME
Kong

PERCENTAGE
INTEREST
1.20%

Gozani	5.60%
Higgins	2.30%
McGillin	1.90%

Exhibit A1

FORM OF GENERAL RELEASE

I understand that I am a Participant in the Management Retention and Incentive Plan (the “Plan”) of NeuroMetrix, Inc. (the “Company”). In consideration of receiving certain benefits under the Plan, I have agreed to sign this Release. I understand that I am not entitled to benefits under the Plan unless I sign this Release on or before .1/

In consideration for the benefits I am receiving under the Plan, I hereby release (i) the Company; (ii) the [name of Successor Company will be inserted at time of the Change of Control Transaction] (the “Successor Company”); and (iii) each of the foregoing person’s respective current and former officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether or not arising from contract, intentional or negligent tort, fraud, fraud in the inducement, breach of fiduciary duty or duty of loyalty, local, state or federal ordinance, rule, regulation or statute, or any other matter and whether known or unknown, (collectively, “Claims”) arising at any time prior to and including the date I sign this Release (the “Release Date”). This general release includes, but is not limited to, any Claims related to or arising out of: (i) my employment with the Company; (ii) my rights as a shareholder of the Company, including my entitlement to receive any stock, option or any other equitable interest or right convertible into an equity interest in the Company; (iii) any contract, whether express or implied, written or oral; (iv) any tort, including tort of wrongful termination; and (v) the United States Constitution, any State Constitution, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, and the Massachusetts Fair Employment Practices Act, the Massachusetts Wage
and Hour Laws, [all other applicable state law statutes for employees employed in states other than Massachusetts], all as amended.

I understand and expressly agree that this Release extends to all claims prior to the Release Date of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present.

I warrant that as of the Release Date, I have not commenced, initiated or made any Claim and that I will not at any time thereafter commence, initiate or make any Claim whatsoever, whether direct or indirect, express or derivative, against the Company, the Successor Company or any of the Releasees, in respect of any Released Matter. Notwithstanding the above, I understand that I am not releasing any of the following rights and may after the Release Date initiate an action to enforce the following rights: (1) any Claim that cannot be waived under applicable state or federal law, (2) any rights that I have to be indemnified (including any right to

1/ Insert date that is 30 days from date of Participant’s receipt.

reimbursement of expenses), arising under applicable law, the Certificate of Incorporation or by- laws (or similar constituent documents of the Company) or any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company, for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company, (3) claims for any amounts due to me under the Plan, (4) claims for vested retirement benefits under any tax-qualified retirement plan of the Company, or (5) claims for any compensation or bonuses that have been earned and accrued for periods ending on or prior to the Release Date, but which have not yet been paid. I am not releasing and nothing in this Release will prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, or the Department of Labor, except that I hereby acknowledge and agree that I will not recover any monetary benefits in connection with any such proceeding with regard to any Claim released in this Release. Nothing in this Release will prevent me from challenging the validity of my general release in a legal or administrative proceeding.

By signing and returning this Agreement, I acknowledge that:
(1)    I have carefully read and fully understand the terms of the Plan and this Release; (2)    I have entered into this Release voluntarily and I knowingly release all Claims that I may have against the Company, the Successor Company and the Releasees;
and

(3)	The Company advised me that I have the right to and that I should consult with an attorney of my choosing prior to signing this Release.

I may review and consider this Release for a period of up to twenty-one (21) days from the date that I receive it. I agree and understand that my failure to execute and deliver this Release on or before twenty-one (21) days after the date I receive it will release the Company and the Successor Company from any obligation under the Plan to provide any benefits to me. To the extent I execute this Release within less than twenty-one (21) days after the date I receive it, I acknowledge that my decision was entirely voluntary and that I waive the balance of my time.

I will be entitled to revoke this Release at any time within seven (7) days, provided I timely execute and deliver to the Company a written revocation of this Release. Such revocation must be delivered in writing, by certified mail, by hand or courier service (signature of receipt required) within the time permitted to the Chief Executive Officer of the Company at his or her office. If I elect to exercise this right to revoke this Release, I understand that I will forfeit any and all rights to receive any benefits that might otherwise be due to me under the Plan following my revocation.

I acknowledge that the Company may be required to withhold taxes on amounts to be paid to me under the Plan.

I understand and accept that the final decision as to the amounts that I have earned under the Plan will be made by the Board of Directors of the Company in accordance with the Plan.

Date: By:	Name:

88216548v.3

Exhibit A - 3